BACKGROUND

The Code of Conduct and The Code of Ethics are predicated on the principle that Your Source Financial (“YSFi”) owes a fiduciary duty to its clients. As managers, members, officers, associates, advisors, access person, and employees (“Employees”) of YSFi, we are retained by our clients to manage parts of their financial affairs and to represent their interests in many matters. As fiduciaries, we owe our clients our undivided loyalty – our clients trust us to act on their behalf, and we hold ourselves to the highest standards of fairness in all such matters. Accordingly, Employees must avoid activities, interests and relationships that run contrary, or appear to run contrary, to the best interests of clients. Generally, Employees must:

1.           Place client interests ahead of yours: Employees may not benefit at the expense of clients. Employees’ extreme diligence is required when making personal investments.

2.           Avoid taking advantage of your position: Employees must report, gifts, loans, or other gratuities from individuals seeking to conduct business with YSFi, or on behalf of a client.

3.           Maintain full compliance with the Securities Laws: Employees must follow Rule 204A-1 under the Advisers Act.

RESPONSIBILITIES

1.           Employees: Act with competence, dignity and integrity, in an ethical manner, when dealing with clients, the public, prospects, third-party service providers and fellow Employees.

2.           The Compliance Officer: Administer the Code of Conduct and the Code of Ethics.

CODE OF CONDUCT

1.	All Employees WILL act with integrity, competence, dignity, and in an ethical manner when dealing with the public, clients, prospects, their employer, and their fellow Employees.

2.	All Employees WILL adhere to the highest standards with respect to any potential conflicts of interest with client accounts – simply stated, no Employee should ever enjoy an actual or apparent benefit over the account of any client.

3.	All Employees WILL preserve the confidentiality of information that they may obtain in the course of our business and to use such information properly and not in any way adverse to our clients’ interests, subject to the legality of such information.

4.	All Employees WILL conduct their personal financial affairs in a prudent manner, avoiding any action that could compromise in any way their ability to deal objectively with our clients.

5.	Violations of this Code of Conduct may warrant sanctions as appropriate, up to and including suspension or dismissal, at the discretion of management. In any situation where you are unsure about the application of this code or any of the policies, you are encouraged to discuss the situation confidentially with YSFi’s Compliance Officer.

CODE OF ETHICS

1.

Act with integrity, competence, diligence, respect, and in an ethical manner with the public, clients, prospective clients, employers, Employees, colleagues in the investment profession, and other participants in the global capital markets;

2.	Place the integrity of the investment profession, the interests of clients, and the interests of YSFi above one’s own personal interests;

3.	Adhere to the fundamental standard that you should not take inappropriate advantage of your position;

4.	Avoid any actual or potential conflict of interest;

5.	Conduct all personal securities transactions in a manner consistent with this policy;

6.	Use reasonable care and exercise independent professional judgment when conducting investment analysis, making investment recommendations, taking investment actions, and engaging in other professional activities;

7.	Practice and encourage others to practice in a professional and ethical manner that will reflect credit on yourself and the profession;

8.	Promote the integrity of, and uphold the rules governing, capital markets;

9.	Maintain and improve your professional competence and strive to maintain and improve the competence of other investment professionals.

10.	Comply with applicable provisions of the federal securities laws.

CERTIFICATION

I have read and understand the Code of Conduct and the Code of Ethics. I recognize that they apply to me and agree to comply in all respects for the duration of my association with YSFi.

Employee	(PRINT NAME)

Signature

Date